Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the references to our firm in this Registration Statement on Form S-1 and all appendixes, exhibits and attachments thereto (including the related prospectus) filed by Mid-Con Energy Partners, LP, and to the use of our audit of their reserves and reserves present value as of December 31, 2010 and June 30, 2011 for Mid-Con Energy I, LLC and Mid-Con Energy II, LLC (the “Registration Statement”). We also consent to all references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts.”

Sincerely,
/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc. Texas Registered Engineering Firm F-693

August 9, 2011
Fort Worth, Texas